SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2004
FILE NUMBER 811-1424
SERIES NO.: 12



74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                  19,385
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                  12,798
              Class C Shares                   5,484
              Class R Shares                     303
              Investor Shares                 40,986
              Institutional Shares             2,417


74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                 $  9.16
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $  8.82
              Class C Shares                 $  8.83
              Class R Shares                 $  9.13
              Investor Shares                $  9.20
              Institutional Shares           $  9.18